Exhibit 2.2

SHARE ACQUISITION AGREEMENT

THIS SHARE ACQUISITION AGREEMENT (this "Agreement"), is entered into as of 5th day of November, 2018 (the "Closing Date") by and among INNOVEST GLOBAL, INC., a publicly-owned Nevada corporation ("IVST"), and AUTHORITY NATIONAL SUPPLY COMPANY, LLC, an Ohio limited liability company (referred to herein together with its successors and assigns as "ANS"). IVST and ANS are sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party."

WI T N E S E T H

A)     WHEREAS, IVST is a publicly-owned Nevada corporation engaged in the business of owning and operating diversified holdings in various industries including "Commercial & Industrial", "Energy" and "Biotechnology & Health services, and is quoted on the OTC Markets Group Inc. ("OTC Markets") tiered system (i.e., the OTCQX, OTCQB and Pink markets) under the symbol "IVST".

B)     WHEREAS, (i) each member of ANS (individually, an "ANS Member" and collectively, the "ANS Members") is listed on Schedule I hereto; (ii) there are two thousand (2,000) issued and outstanding membership units of ANS all of which are uncertificated (the "ANS Units") and each ANS Member owns one hundred (100) such ANS Units; and (iii) ANS has filed articles of organization for Authority National Acquisition, LLC, an Ohio limited liability company (referred to herein together with its successors and assigns as "ANA") but no equity in ANA has been issued and ANA is not otherwise capitalized.

C)     WHEREAS, ANS owns and operates a consolidated purchasing group for building and construction supplies and materials.

D)     WHEREAS, the Parties desire that IVST acquire, pursuant to the terms and conditions set forth in this Agreement, all of the ANS Units from the ANS Members in consideration for Three Hundred Fifty Thousand Dollars ($350,000) comprised of, and payable with, the following (the "Purchase Price"), and as such Purchase Price may be adjusted by any "Additional Purchase Price" (as defined in Section 1.5 below):

(i)     Two Hundred Ninety Five Thousand Dollars ($295,000) payable in the form of five million (5,000,000) (as such number is adjusted in accordance with the terms of this Agreement including, without limitation, Section 1.1 as to fractional shares) newly issued shares of "restricted" (as defined below) "Common Stock" (as defined below) (the 5,000,000 shares of restricted Common Stock, as adjusted, being referred to as the "IVST Shares"), as such IVST Shares may be adjusted in accordance with the terms Section 1.2 as to the "Guaranty Shares" (as defined below); and

(ii)     Fifty-Five Thousand Dollars ($55,000) (the "Cash Payment").

The term "Common Stock" means common stock of IVST having a par value of $0.00 l.

The term " restricted " is in conformance with Rule 504 of Regulation D of the Securities Act of 1933, but in any event, the restriction period shall not exceed a period equal to twelve (12) months from the date of issuance of such Common Stock. IVST shall not restrict the Common Stock in any additional manner.

E)     WHEREAS, following the "Closing" (as hereinafter defined), ANS will become a wholly-owned subsidiary of IVST.

F)     Now THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged , the Parties hereto agree as follows:

ARTICLE I PLAN OF AQUISITION

1.1     The Acquisition. At the Closing (except as otherwise set forth in Section 1.l(ii)(b) below) the following shall occur:

(i)     Purchase and Sale of ANS Units. The ANS Members shall sell the ANS Units to IVST for the Purchase Price and free and clear of all “Encumbrances” (as defined below), and IVST shall purchase and accept the ANS Units from Seller in exchange for the Purchase Price.

(ii)     Payment. The Purchase Price (other than any Guaranty Shares otherwise payable hereunder or any Additional Purchase Price which may be due under Section 1.5 below) shall be payable by IVST to the ANS Members as follows:

(a)     the IVST Shares free and clear of all Encumbrances, and with each ANS Member receiving its pro rata share of the IVST Shares (based on ANS Unit ownership), and with such pro rata share being 250,000 IVST Shares assuming 20 ANS Members at Closing; provided however, that any fractional IVST Shares that would result from such issuance will be rounded up to the next highest whole number , and

(b)     the Cash Payment, and with each ANS Member receiving its pro rata share of the Cash Payment (based on ANS Unit ownership), and with such pro rata share being Two Thousand Seven Hundred Fifty Dollars ($2,750) assuming 20 ANS Members at Closing; provided however, that the Cash Payment owed to a particular ANS Member shall only be paid to said ANS Member at Closing to the extent that said ANS Member executes and delivers to IVST at Closing a waiver of its rights under Section 3.3(E) of the "Participation Agreement" (as defined in Section 1.2 of this Agreement) in the form attached hereto as Exhibit A; otherwise, the Cash Payment owed to said ANS Member shall be paid to it on the 31st day after Closing , and if applicable, as such amount is adjusted in accordance with Section 3.3.(E) of the Participation Agreement.

From and after the Closing Date, the ANS Members shall no longer own the ANS Units and IVST shall no longer own the IVST Shares.

1.2     Guarantee. IVST guarantees to ANS and the ANS Members that the IVST Shares (as the same are adjusted for any reorganization, recapitalization, re-classification, stock split, stock dividend, combination of shares, reverse stock split or other change in the capital structure of IVST, as such adjustments are referred to collectively herein as an " IVST Share Adjustment") shall be worth at least $5,000,000 in the aggregate (the "Guaranty Amount") on the second (2nd anniversary of the Closing Date (the "Guaranty Date"), as determined by using the capital structure and the closing price of IVST's Common Stock on the Guaranty Date. If the Guaranty Amount is less than $5,000,000 on the Guaranty Date, then within 60 days following the Guaranty Date IVST shall: (i) issue to each ANS Member which, on the Guaranty Date, remains a "Participant" (as defined below in this Section 1.2) of ANS and owns at least eighty five percent (85%) of the IVST Shares paid to it at Closing as part of the Purchase Price (as such number of IVST Shares is adjusted for any IVST Share Adjustment), its pro rata share (based on ANS Unit ownership Closing, i.e. 5% assuming 20 ANS Members at Closing) of the number of additional shares of Common Stock necessary to achieve an aggregate value of $5,000,000 for the IVST Shares (i.e. $250,000 of value per ANS Member assuming 20 ANS Members at Closing) based on the capital structure and the closing price of the Common Stock on the Guaranty Date (the "Guaranty Shares"); or (ii) at the option of each applicable ANS Member , make a cash payment to such ANS Member in an amount equal to the dollar value of its pro rata share of the Guaranty Shares as of the Guaranty Date, said option to be exercised by any applicable ANS Member by written notice of the same delivered to IVST by such ANS Member within 30 days following the Guaranty Date. If IVST is required to issue the Guaranty Shares, and/or make a cash payment in lieu of Guaranty Shares, and fails to do so within 60 days of the Guaranty Date, then for an additional 60 days after the expiration of the initial 60 day period (the "Option Period ") the ANS Members shall have the option, to be exercised in accordance with the terms and conditions of Section 3.4 of a certain Participation Agreement of even date herewith by and among IVST, ANS the "Participants " and the "Owners", as the same may be amended from time to time (the "Participation Agreement" , with the terms " Participants " and "Owners" being as defined therein) , to reacquire the ANS Units from IVST by returning the IVST Shares to IVST for cancelation and in exchange for the ANS Units (the "Reacquisition Option"). In the event that a Reacquisition Option has been exercised in accordance with the terms and conditions of Section 3.4 of the Participation Agreement, then the "CEO" (as defined in the Participation Agreement) shall notify IVST of such exercise on behalf of the ANS Members (and any applicable Participants) and within the Option Period. Upon any such election, the ANS Members (and any applicable Participants) shall provide IVST with the "Reacquisition Shares" (as defined in Section 3.4 of the Participation Agreement), free and clear of any Encumbrance , and IVST shall provide each ANS Member (and any applicable Participant) with its pro rata share of the ANS Units (as based on the total number ANS Members and any applicable Participants), free and clear of any Encumbrance, in any event, in accordance with the terms and conditions of Section 3.4 of the Participation Agreement. Further, the Parties shall supply each other with any ancillary documents necessary to complete the Reacquisition Option as reasonably requested by the other, and before expiration of the Option Period. If the Reacquisition Option is not timely exercised before expiration of the Option Period, it will be of no further force and effect.

1.3     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transaction contemplated by this Agreement (the "Closing" ) shall take place at the offices of IVST at 8834 Mayfield Road, Chesterland, Ohio 44122 Eastern Standard Time on the Closing Date, and assuming the last of the conditions set forth herein are fulfilled or waived in accordance with this Agreement, or at such other place or such other method (including remotely via the internet) as the Parties may mutually agree in writing.

1.4     Closing Conditions.

1.4.1     Conditions to IVST's Obligations to Affect the Closing. The obligation of IVST to consummate the Transaction provided for hereby is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by IVST:

(a)     Representations and Warranties. The representations and warranties made by ANS in this Agreement shall be true and correct in all material respects as of the Closing.

(b)     Covenants. ANS shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)     ANS shall have tendered for delivery the documents and other items to be delivered at Closing pursuant to Article V each of which shall be in full force and effect.

1.4.2     Conditions to ANS's Obligations to Affect the Closing. The obligation of ANS to consummate the Transaction provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by ANS.

(a)     Representations and Warranties. The representations and warranties made by IVST in this Agreement shall be true and correct in all material respects as of the Closing.

(b)     Covenants. IVST shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)     IVST shall have tendered for delivery the documents and other items to be delivered pursuant to Article VI each of which shall be in full force and effect.

1.5     Additional Purchase Price. The Parties hereto agree as follows:

1.5.l     Each ANS Member shall be entitled to additional purchase price from IVST ("Additional Purchase Price") if the Purchase Price of $350,000 is challenged by the Internal Revenue Service or any other governmental authority (a "Purchase Price Challenge"), and as a result, such Purchase Price is increased to a new value in a final, non-appealable decision (an "Adjusted Purchase Price"). The amount of Additional Purchase Price owed to each ANS Member shall be equal to the sum of the following:

(a)     its pro rata share (as such pro rata share is adjusted as a result of any adjustment in Purchase Price under Section 3.3(E) of the Participation Agreement) of an amount equal to twenty percent (20%) of the difference between the Adjusted Purchase Price and the Purchase Price (i.e., $350,000,) plus

(b)     an amount equal to such ANS Member's tax liability (federal, state and local) on the amount paid to such ANS Member under Section 1.5. l(a) above (the " Additional Tax").

So for example purposes only, if there is an Adjusted Purchase Price equal to $700,000, then the Additional Purchase Price owed to each ANS Member (assuming 20 ANS Members) shall be calculated as follows:

$700,000 - $350,000 = $350,000 20% X $350,000 = $70,000

$70,0007 20 = $3,500

$3,500 + Additional Tax= the Additional Purchase Price owed to each ANS Member

1.5.2 In the event that there is a Purchase Price Challenge levied against any Party or ANS Member , then such Party or ANS Member shall give to the other Party and ANS Members prompt written notice of the same (but at a minimum, reasonably prior to the date on which a Party' s right to respond to such Purchase Price Challenge expires). The Parties and each ANS Member agree that IVST shall direct the process of demonstrating and defending the Purchase Price Challenge subject to the consent of ANS and the ANS Members (said consent not to be unreasonably withheld , delayed or withheld) ; provided however, that: (i) all Parties and ANS Members agree to work in good faith to resolve any such Purchase Price Challenge , and (ii) IVST agrees to indemnify and reimburse ANS and each ANS Member for, and hold ANS and each ANS Member harmless from, any liabilities, costs or expenses associated with or resulting from such Purchase Price Challenge and/or its resolution (including, without limitation, reasonable attorneys and accountants fees).

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ANS

As an inducement to, and to obtain the reliance of IVST, ANS represents and warrants to IVST as of the Closing Date as follows:

2.1     Organization. ANS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio. ANS has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws , regulations , ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. Except as may be required to enforce Section 8.3(B) of ANS's Amended and Restated Operating Agreement effective March 26, 2014, by and among ANS and the ANS Members (the "Operating Agreement") including, without limitation, ANS' s drag along rights therein (the "Drag Along Rights " ): (i) the execution and delivery of this Agreement by ANS does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of ANS' s organizational documents; (ii) ANS has taken all action required by laws, its articles of organization, operating agreement, certificate of business registration , or otherwise to authorize the execution and delivery of this Agreement; and (iii) ANS has full power, authority, and legal right and has taken or will take all action required by law, its articles of organization, Operating Agreement , and otherwise to consummate the transactions herein contemplated.

2.2     Capitalization. The ANS Units constitute all of the issued and outstanding membership units of ANS and are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person; provided however, that the ANS Units are uncertificated. Except for the ANS Units, ANS has no outstanding options, warrants, calls, commitments of any character, convertible securities or other membership equivalents relating to the authorized and unissued equity of ANS.

2.3     Taxes; Financial Statements. Except as set forth in Section 2.3(e) below:

(a)     ANS has filed all local income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b)     ANS has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest , or penalties) , except for taxes accrued but not yet due and payable, for which ANS may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)     No deficiency for any taxes has been proposed, asserted or assessed against ANS. There has been no tax audit, nor has there been any notice to ANS by any taxing authority regarding any such tax audit , or, to the knowledge of ANS, is any such tax audit threatened with regard to any taxes or ANS tax returns. ANS does not expect the assessment of any additional taxes of ANS for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of ANS.

(d)     The books and records, financial and otherwise, of ANS are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices consistent with the past practices of ANS. Correct and complete copies of the internally prepared: (i) balance sheets of ANS as of December 31, 2016 and 2017, and the related statements of income of ANS for the years then ended, and (ii) the balance sheet of ANS as of September 30, 2018, and the related statement of income of ANS for the period then ended, are available to. IVST upon request (collectively, the "ANS Financial Statements" it being agreed that the September 30, 2018 ANS Financial Statements shall be referred to herein as the " Most Recent ANS Financial Statement”). The ANS Financial Statements: (y) are accurate and complete in all material respects and are consistent with the books and records of ANS (which are accurate and complete in all material respects) , as the case may be; and (z) fully and fairly present the financial position and results of operation of ANS in all material respects at the respective dates thereof and for the periods therein indicated.

(e)     ANS has been filing and withholding Barberton tax on its employees, and Barberton income tax returns for ANS, but ANS's office is located in Clinton, Ohio.

2.4     Information. The information concerning ANS set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5     Absence of Certain Changes or Events. Except as set forth in this Agreement and/or the ANS Financial Statements including, without limitation, the possible enforcement of the Drag Along Rights:

(a)     since the date of the Most Recent ANS Financial Statement, and except in the ordinary course of business , there has not been (i) any material adverse change in the business, operations , properties, assets, or condition of ANS; or (ii) any damage, destruction , or loss to ANS (whether or not covered by insurance) materially and adversely affecting the business , operations, properties, assets, or condition of ANS;

(b)     since the date of the Most Recent ANS Financial Statement, and except in the ordinary course of business, ANS has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of ANS; or (v) issued , delivered , or agreed to issue or deliver any ANS Units (whether authorized and unissued or held in treasury).

2.6     Litigation and Proceedings. Except for the possible enforcement of the Drag Along Rights, there are no action s, suits , proceedings , or investigations pending or, to the knowledge of ANS threatened, by or against ANS, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind .

2.7     No Conflict With Other Instruments. Except for the possible enforcement of the Drag Along Rights, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under , any material indenture , mortgage, deed of trust, or other material contract, agreement, or instrument to which ANS is a party or to which any of its properties or operations are subject.

2.8     Contracts. Copies of all material contracts, agreements, franchises, license agreements, or other commitments to which ANS is a party, or by which it or any of its assets, products, technology, or properties are bound, have been made available to IVST by ANS.

2.9     Compliance with Laws and Regulations. ANS has complied with all applicable statutes and regulations of any national, count y, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ANS.

2.10     Approval of Agreement. Except for the possible enforcement of the Drag Along Rights, the Members of ANS and the manager of ANS have authorized the execution and deliver y of this Agreement by ANS and have approved the transactions contemplated hereby including, without limitation , in accordance with Section 3.4(F) and Section 8.3(B) of ANS ' s Amended and Restated Operating Agreement effective March 26, 2014 by and among ANS and the ANS Members.

2.11     Title and Related Matters. Except for liens for taxes, assessments, or other governmental charges or levies not yet due and payable, ANS has good and marketable title to all of its properties, interest in properties, and assets, real and personal , which are reflected in the ANS Financial Statements or acquired since the date of the Most Recent ANS Financial Statement (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all lien s, pledges , charges or encumbrances .

2.12     Governmental Authorizations. ANS has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. No authorization , approval, con sent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by ANS of this Agreement and the consummation by ANS of the transactions contemplated hereby.

2.13     Continuity of Business Enterprises. ANS has no commitment or present intention to liquidate ANS or sell or otherwise dispose of a material portion of its business or assets.

2.14     Ownership of ANS Units. The ANS Members are the legal and beneficial owners of 100% of the ANS Units.

2.15     Brokers. ANS has not entered into any contract with any person, firm or other entity that would obligate ANS or IVST to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

2.16     Subsidiaries and Predecessor Entities. ANS does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity; provided however, that while ANS is the organizer of ANA no equity in ANA has been issued and ANA is not otherwise capitalized.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IVST

As an inducement to, and to obtain the reliance of ANS and the ANS Members, IVST represents and warrants to both ANS and the ANS Members as of the Closing Date as follows:

3.1     Organization. IVST is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Complete and correct copies of IVST's articles of incorporation , bylaws, regulations, shareholders agreements and any other governance document of IVST, and all amendments thereto, as in effect on the Closing Date, have been provided to ANS and the ANS Members, , and furthermore, complete and correct copies of all such items are also available at www.otcmarke ts.com under the ticker symbol IVST (collectively , the "IVST Governance Documents"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the IVST Governance Documents. IVST has taken all action required by law, the IVST Governance Documents, or otherwise to authorize the execution and delivery of this Agreement, and IVST has full power, authority, and legal right and has taken all action required by law, the IVST Governance Documents, or otherwise to consummate the transactions herein contemplated.

3.2     Capitalization. IVST's presently issued and outstanding shares are legally issued, fully paid, and non-assessable and are not issued in violation of the pre-emptive or other rights of any person. The IVST Shares are, and any Guaranty Shares will be as of the time of their issuance, legally issued, fully paid and non-assessable and are not (and shall not be) issued in violation of the pre-emptive or other rights of any other person.

3.3     Taxes; Financial Statements.

(a)     IVST has filed all federal, state and local income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b)     IVST has no liabilities with respect to the payment of any federal, state, county, loc al, or other taxes (including any deficiencies, interest , or penalties) , except for taxes accrued but not yet due and payable, for which IVST may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)     The books and records, financial and otherwise, of IVST are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices. Correct and complete copies of: (i) the balance sheets of IVST as of December 31, 2016 and 2017, and the related statements of income and cash flow of ANS for the years then ended, and (ii) the balance sheet of IVST as of September 30, 2018, and the related statement of income of ANS for the period then ended, are all are available at www.otcmarkets.com under the ticker symbol IVST (collectively, the "IVST Financial Statements" it being agreed that the September 30, 2018 IVST Financial Statements shall be referred to herein as the " Most Recent IVST Financial Statement"). The IVST Financial Statements : (x) are accurate and complete in all material respects and are consistent with the books and records of IVST (which are accurate and complete in all material respects) , as the case may be; (y) have been prepared in accordance with GAAP applied consistently throughout periods indicated ; and (z) fully and fairly present the financial position and results of operation of IVST in all material respects at the respective dates thereof and for the periods therein indicated .

(d)     No deficiency for any taxes has been proposed, asserted or assessed against IVST. There has been no tax audit, nor has there been any notice to IVST by any taxing authority regarding any such tax audit, or, to the knowledge of IVST, is any such tax audit threatened with regard to any taxes or IVST tax returns. IVST does not expect the assessment of any additional taxes of IVST for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of IVST.

3.4     Information. The information concerning IVST set forth in this Agreement is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.5     Absence of Certain Changes or Events.

(a)     There has not been (i) any material adverse change, financial or otherwise, in the business , operations, properties, assets, or condition of IVST; or (ii) any damage , destruction, or loss to IVST (whether or not covered by insurance) materially and adversely affecting the business , operations, properties, assets, or condition of IVST;

(b)     it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of IVST;

(c)     IVST has not: (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business ; or (iv) made or permitted any amendment or termination of any contract, agreement , or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of IVST.

3.6     Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of IVST threatened, by or against IVST, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.7     No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which IVST is a party or to which it or any of its assets or operations are subject including, without limitation, any IVST Governance Document.

3.8     Governmental Authorizations. IVST is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IVST of this Agreement and the consummation by IVST of the transactions contemplated hereby.

3.9     Compliance With Laws and Regulations. IVST has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of IVST or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.10     Approval of Agreement. The board of directors of IVST has authorized the execution and delivery of this Agreement by IVST and has approved this Agreement and the transactions contemplated hereby, and no other approval on behalf of IVST is needed or required.

3.11     Brokers. IVST has not entered into any contract with any person, firm or other entity that would obligate ANS or IVST to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

3.12     Title and Related Matters. Except for liens for taxes, assessments, or other governmental charges or levies not yet due and payable, IVST has good and marketable title to all of its properties, interest in properties, and assets, real and personal , which are reflected in the IVST Financial Statements or acquired since the date of the Most Recent IVST Financial Statement (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) , free and clear of all lien s, pledges, charges or encumbrances.

3.13     Continuity of Business Enterprises. IVST has no commitment or present intention to liquidate IVST or sell or otherwise dispose of a material portion of its business or assets.

3.14     Ownership of IVST. The legal and beneficial owners of 100% of IVST are as listed at www.otcmarkets.com under the ticker symbol IVST.

3.15     Subsidiaries and Predecessor Entities. Except as set forth at www.otcmarkets.com under the ticker symbol IVST, IVST does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.

3.16     Due Diligence. IVST has been given access to full and complete information regarding ANS, and has utilized such access to its satisfaction for the purpose of obtaining information and otherwise conducting due diligence with respect to ANS. IVST has had the opportunity to discuss the business, management and financial affairs of ANS with ANS' s management.

ARTICLE IV

SPECIAL COVENANTS

4.1     Indemnification.

(a)     ANS hereby agrees to indemnify IVST, and each of the officers, agents , employees and directors of IVST, from and against any loss, liability, claim , damage , or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation , commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of, or based on, the breach of any representation or warranty of ANS contained in Article II of this Agreement.

(b)     IVST hereby agrees to indemnify ANS, the ANS Members and the Participants, and each of the officers, agents, employees and directors of ANS and/or of the ANS Members and Participants , from and against any loss, liability, claim, damage , or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) , to which it or they may become subject arising out of, or based on, the breach of any representation or warranty of IVST contained in Article III of this Agreement.

4.2     Reservation of Stock. IVST shall reserve for issuance a minimum of 10,000,000 shares of Common Stock to attract and retain Participants and to supplement ANS rebates in compliance with applicable federal and state securities laws.

4.3     No Other Representations and Warranties. Except as set forth herein and in each "Unit Power" (as defined below), the ANS Units are transferred by each ANS Member to IVST "AS-IS," " WHERE-IS" and " WITH ALL FAULTS." IVST acknowledges that neither ANS nor any of the ANS Members have made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement, the Participation Agreement or any Unit Power, express or implied, except as set forth herein , in the Participation Agreement or in any Unit Power respectively , and that it is not relying on, and has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, the Participation Agreement or any Unit Power, express or implied, except as set forth here in, in the Participation Agreement or in any Unit Power respectively.

ARTICLE V

DELIVERIES OF ANS

5.1     Deliveries by ANS. ANS shall use good faith efforts to deliver , or cause to be delivered, to IVST the following items to IVST by Closing or at some point thereafter, it being understood and agreed by IVST however , that: (a) ANS may not be able to deliver all such items whether by Closing or otherwise ; and furthermore : (b) IVST hereby waives as a Closing condition, and assumes the risk with respect to, any such item that is not delivered by ANS to IVST at Closing:

(a)     a unit power and third-party beneficiary agreement in the form attached hereto as Exhibit B signed by each ANS Member as to its respective ANS Units (each a "Unit Power”).

(b)     the Participation Agreement, as fully entered into by each ANS Member.

(c)     a certificate of ANS dated as of the Closing Date and duly executed by a duly elected, qualified and acting officer or Manager of ANS as to the fulfillment of each of the conditions set forth in Section 1.4.1 of this Agreement by ANS; and

(d)     such other documents and instruments as may be necessary or desirable to effect or evidence the transaction contemplated hereby that IVST may reasonably request.

ARTICLE VI

CLOSING DELIVERIES OF IVST

6.1     Closing Deliveries by IVST. At the Closing (unless otherwise set forth in Section 1.l(ii)(b) of this Agreement), IVST shall deliver, or shall cause to be delivered, the following:

(a)     the Purchase Price as follows:

(i)     book entries (and any and all other appropriate or applicable actions or documents) evidencing the ANS Members ' ownership of the IVST Shares; provided however , that certificates representing such IVST shares shall be delivered by IVST ' s transfer agent directly to each ANS Member via Federal Express, and within twenty (20) business days of the date of this Agreement , and all of the same shall be accompanied by duly executed assignments separate from certificates and/or other instruments of conveyance which are necessary or desirable to effect the transfer of the IVST Shares to the ANS Members, and

(ii)     the Cash Payment by wire transfer or otherwise immediately available funds acceptable to ANS with each ANS Member ' s pro rata share (as may be adjusted consistent with any adjustments under Section 3.3(E) of the Participation Agreement) to be delivered directly to it.

(b)     the Unit Power for each ANS Member as signed by IVST.

(c)     the Participation Agreement, as fully entered into by IVST.

(d)     a certificate of IVST dated as of the Closing Date, and duly executed by a duly elected, qualified and acting officer of IVST, as to the fulfillment of each of the conditions set forth in Section 1.4.2 of this Agreement by IVST; and

(e)     such other documents and instruments as may be necessary or desirable to effect or evidence the transactions contemplated hereby that ANS may reasonably request.

ARTICLE VII

MISCELLANEOUS

7.1     Governing Law; Venue; JURY WAIVER. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Ohio (exclusive of the conflict of law’s provisions thereof). Venue for all disputed matters shall be in the federal and state courts located in Cuyahoga County, Ohio. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHER AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (ii) IT MAKES SUCH WAIVERS VOLUNTARILY , AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.1.

7.2     Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given : (i) when received if personally delivered; (ii) three (3) business days after mailing if delivered by certified mail, return receipt requested; or (iii) one (1) business day after being sent by nationally-recognized, overnight-delivery service; and in each case addressed as follows:

ANS:

2809 Crookston Lane Clinton, Ohio 44216

Attn: Chief Executive Officer

If to an ANS Member, then at the address for such ANS Member as set forth in its Unit Power.

IVST:

lnnovest Global, Inc.

8834 Mayfield Road

Chesterland, OH 44122

Attn: Damon Mintz - President - Commercial & Industrial Division

Any Party by written notice to the other Party may change the address or the persons to whom notices thereof shall be directed.

7.3     Confidentiality. In addition to the obligations under the Confidentiality and Non- Disclosure Agreement by and between ANS and IVST dated January 11, 2018 (the "NDA" ), IVST on the one hand, and ANS on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential. The provisions of this Section 7.3 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. The Parties agree that no public disclosure will be made by any Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Parties and obtaining their prior written consent to the proposed disclosure, unless such disclosure is required by law , regulation or stock exchange rule.

7.4     Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party' s schedules (if any) delivered pursuant to this Agreement.

7.6     Third Party Beneficiaries.

7.6.1     This Agreement is between IVST and ANS but the Parties specifically agree that the ANS Members are third party beneficiaries of this Agreement, and as such, except as specifically provided herein with respect to the ANS Members including, without limitation as provided in Section 7.6.2 below with respect to ANS Members, no director , officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

7.6.2     Notwithstanding anything in this Agreement to the contrary, IVST and ANS hereby represent, warrant, covenant and agree that: (i) each ANS Member is a third party beneficiary of this Agreement, (ii) as such, and in addition to any and all other rights and remedies afforded to a third party beneficiary whether at law or equity, each ANS Member is entitled to enforce this Agreement against IVST, ANS and/or any other applicable party with respect to any and all rights, remedies, benefits and obligations afforded to and/or owed to such ANS Member under this Agreement including, without limitation: (a) the right of such ANS Member to receive its applicable portion of the Purchase Price, any Additional Purchase Price, any Guaranty Shares and any and all other amounts owed to such ANS Member by IVST (or other party) under this Agreement ; (b) the right to file a law suit against IVST (or other party) for any breach of the Agreement by IVST (or such other party); and/or, (c) the right to pursue any other legal remedies available to the ANS Member against IVST (or other party); and (iii) because ANS will be owned by IVST immediately after Closing, any and all rights and remedies which ANS has under this Agreement including, without limitation, the right to enforce this Agreement against IVST, are hereby assigned by ANS to the ANS Members effective as of the Closing.

7.7     Entire Agreement. This Agreement, together with the Participant Agreement, the Unit Powers and the NDA, and their respective Exhibits and Schedules (if any), represents the entire agreement between the parties relating to the transactions contemplated herein and therein. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein. No Party may assign this Agreement without the prior written consent of the other which consent shall not unreasonably withheld or delayed. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7.8     Survival. The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.9     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.10     Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy , whether conferred herein, at law, or in equity, and may be enforced concurrently herewith , and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may only be amended by a writing signed by all parties hereto and sixty seven percent (67%) of the ANS Members, with respect to any of the terms contained herein , and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended ; provided however , that if such party signing is ANS then it must also be signed by sixty seven percent (67%) of the of the ANS Members.

(the rest of this page left intentionally blank)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

Innovest Global, Inc.

Daniel G. Martin, Chief Executive Officer

/s/Daniel G. Martin

Authority National Supply Company, LLC

Tony Crookston, Manager

/s/Tony Crookston

Schedule I

ANS Members

l.      Sunrise Building Supply Inc.

2.     Benson' s Building Supply Corp

3.     SIBCO Building Supply Inc.

4.     Old Reliable Wholesale Company dba C.C. Supply Company

5.     R.J. Wholesale, Inc.

6.     Badger Building Supply, Inc.

7.     Adler Warehouse & Sales Inc.

8.     Complete Supply, Inc.

9.     Trinity Wholesale Distributors, Inc.

10.     S.G. Williams & Bros Co., Inc.

11.      Quality Building Supply

12.     Building Material Products Inc. / Kan-Am Product Inc.

13.     Armor Building Supply, Inc.

14.     Apollo Siding Supply Inc.

15.     Midwest Wholesale Materials Co. Inc.

16.     Greater Niagara Building Center Inc.

17.     North Country Distributors Inc. 18. Builders Loft Inc.

19.      PAL Aluminum Inc. dba PAL Industries / PAL Building Supplies, Inc.

20.      Dina Lumber & Building Materials, Inc.

EXHIBIT A

Waiver

The undersigned ANS Member by its signature below, as of the Closing Date, hereby unconditionally waives any and all right it has to make an "Elect ion" (as such term is defined in Section 3.3(E) of the Participation Agreement) and in so doing hereby agrees that it forfeits any right to make an Election under Section 3.3(E) of the Participation Agreement.

[Print name of Participant]

Signature :      ________________________________________________________________________

Printed Name:      ________________________________________________________________________

Title:           ________________________________________________________________________

Date:           ________________________________________________________________________

Address:      ________________________________________________________________________

Email:           ________________________________________________________________________

EXHIBIT B

Form of Unit Power

see attached form

CLOSING CERTIFICATE OF

AUTHORITY NATIONAL SUPPLY COMPANY, LLC

Pursuant to Section 5. l(c) of the Share Acquisition Agreement (the "Agreement" ) dated November 5, 2018, by and among Innovest Global, Inc., a publicly-owned Nevada corporation, and Authority National Supply Company, LLC (" ANS" ), the undersigned does hereby certify as follows as of November 5, 2018:

1.     The representations and warranties made by ANS in the Agreement are true and correct in all material respects as of the "Closing" (as defined in the Agreement).

2.     ANS has performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

3.     ANS has tendered for delivery the documents and other items to be delivered pursuant to Article V of the Agreement each of which shall be in full force and effect.

Authority National Supply Company, LLC

Tony Crookston, Manager

/s/Tony Crookston

CLOSING CERTIFICATE OF

INNOVEST GLOBAL, INC.

Pursuant to Section 6. l(d) of the Share Acquisition Agreement (the "Agreement") dated November 5, 2018, by and among Innovest Global, Inc., a publicly-owned Nevada corporation ("IVST"), and Authority National Supply Company , LLC, the undersigned does hereby certify as follows as of November 5, 2018:

1.     The representations and warranties made by IVST in the Agreement are true and correct in all material respects as of the "Closing" (as defined in the Agreement).

2.     IVST has performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

3.     IVST has tendered for delivery the documents and other items to be delivered pursuant to Article VI of the Agreement each of which shall be in full force and effect.

Innovest Global, Inc.

Daniel G. Martin, Chief Executive Officer

/s/Daniel G. Martin